Exhibit 99.1

Watford to Strengthen Loss Reserves in the 2019 Fourth Quarter
PEMBROKE, BERMUDA, January 28, 2020 - Watford Holdings Ltd. ("Watford" or the "Company") [NASDAQ: WTRE] announced that it expects to report a 2019 fourth quarter net loss primarily due to a strengthening of net loss reserves of approximately $28 million across the current and prior accident years.
The loss reserve strengthening is in response to higher than projected reported losses in the quarter, mainly in U.S. casualty reinsurance, as well as known casualty exposures where losses are believed to have been incurred but, for the most part, have yet to be reported.
The reserve increase primarily relates to two large casualty reinsurance contracts, one of which is in run-off, and one of which has been renewed at increasingly smaller participations over the past several years.
In addition, catastrophe losses will impact the Company’s fourth quarter underwriting results by approximately $5 million.
Despite the reserve increase, the Company expects to report positive growth in book value per share in excess of 3% for the quarter after reflecting strong investment income and the impact of share repurchases. As previously indicated, the Company will release its fourth quarter results after the close of business on Tuesday, February 11, 2020 and host a conference call for investors and analysts at 1:00 p.m. Eastern Time on Wednesday, February 12, 2020.
About Watford Holdings Ltd.
Watford Holdings Ltd., a Bermuda-based company with approximately $1.2 billion in capital at September 30, 2019, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Watford Holdings Ltd. and its subsidiaries may include forward−looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.
Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve our current assessment of risks and uncertainties. These forward-looking statements include statements regarding Watford's expectations for its 2019 fourth quarter results. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
Watford Holdings Ltd.
Robert L. Hawley: (441) 278-3456
Rhawley@watfordre.com